UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 17, 2009
(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	Not Applicable
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

Regatta Office Park
Windward Three, 4th Floor
West Bay Road, P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
(Address of Principal Executive Offices)

(345) 945-4277
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported in the Form 10-Q of Consolidated Water Co. Ltd. (the “Company”) for the six month period ended June 30, 2009, the Company’s affiliate, Ocean Conversion (BVI) Ltd. (“OC-BVI”), and the Government of the British Virgin Islands are engaged in a dispute regarding the desalination plant (the “Plant”) located at Baughers Bay, Tortola.  As a result of the dispute, on November 22, 2007, the Government of the British Virgin Islands (the “BVI Government”) filed a lawsuit with the Eastern Caribbean Supreme Court (the “Court”) seeking ownership and possession of the Plant.  OC-BVI counterclaimed that it was entitled to continue possession and operation of the Plant until the BVI Government pays OC-BVI approximately $4.7 million, which OC-BVI claimed represented the value of the Plant.

In response to the BVI Government’s complaint, on July 4, 2008, OC-BVI filed a claim with the Court seeking recovery of $7,806,629, representing amounts that OC-BVI claimed were due it for water sold and delivered to the BVI Government through May 31, 2008, $842,188 for interest accrued on amounts owed as of May 31, 2008 and future interest and costs.  The claim was subsequently amended and increased to $13,773,954 for amounts owed for water delivered through March 31, 2009 plus accrued interest of $2,537,334 on amounts owed as of March 31, 2009 plus future interest and costs.

The Court held a three-day trial from July 22 through July 24, 2009 to address both the Plant ownership issue and OC-BVI’s claim for payment of amounts owed for water sold and delivered to the BVI Government.  Although the Court heard considerable testimony regarding the matters in dispute, the trial was adjourned until the Court was able to hear expert testimony concerning the cost of water production and other information.

On September 17, 2009, the Court issued a preliminary ruling with respect to the dispute between the BVI Government and OC-BVI.  The Court determined that the BVI Government was entitled to immediate possession of the Plant.  However, the Court also ordered the BVI Government to make an immediate interim payment of $5 million to OC-BVI for amounts owed to OC-BVI.  The Court will conduct a hearing to determine the reasonable rate for water produced by OC-BVI for the period from December 20, 2007 to the present and may order the BVI Government to make an additional payment to OC-BVI.  The Court has not yet advised OC-BVI of the date for the hearing.

OC-BVI and the BVI Government have initiated preliminary discussions concerning the decision of the Court and the possibility of OC-BVI continuing to operate the Plant.  There can be no assurances that the BVI Government and OC-BVI will reach an agreement regarding the continued operation of the Plant by OC-BVI.  Depending upon the results of the discussions between the BVI Government and OC-BVI, the Company may be required to record impairment charges to reduce the carrying value of OC-BVI’s assets.  Such impairment charges would reduce the Company’s earnings and could have a significant adverse impact on the Company’s results of operations, financial condition and cash flows.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

	By:	/s/ David W. Sasnett
	Name:	David W. Sasnett
	Title:	Executive Vice President and
Chief Financial Officer

Date: September 21, 2009